Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on Schedule 13G/A on his or her behalf.

Date: February 11, 2015

/s/ Andrew Lane
Andrew Lane

Cornelius B. Prior, Jr. 2004 Grantor Retained
Annuity Trust

/s/ Andrew Lane
By: Andrew Lane, Trustee